Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 14, 2005 on the consolidated balance sheets of WidePoint Corporation as of December 31, 2004 and 2003, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows of WidePoint Corporation for the years ended December 31, 2004, 2003 and 2002, included in its Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission. We hereby consent to the incorporation by reference of our report in Form S-8 in the company’s previously filed Registration Statement No. 333-55993.

/s/ Grant Thornton LLP

GRANT THORNTON LLP
Chicago, Illinois
April 14, 2005